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                                                                    EXHIBIT 4.51

No TD0196

                                 LEASE AGREEMENT

LESSOR: BEIJING GAOLING ESTATE DEVELOPMENT CO. LTD
LESSEE: BEIJING AIRINBOX INFORMATION TECHNOLOGIES CO., LTD.

The lessor is the owner of the Tenda Building, which the lessor agrees to let and the lessee agrees to lease. Pursuant to the Contract Law of the People's Republic of China and other relevant laws and regulations, two parties come into a lease agreement as follows to stipulate the rights and obligations of the lessor and lessee.

Article 1 Rental, Property Management Fee and Deposit

1.1 The lessor agrees to let the rooms on 8th Floor of Tenda Building to the lessee as office. The lease area of the rooms (hereinafter referred to as "Leased Rooms"), mutually confirmed by two parties, is 1548 square meters in total. (Appendix 1 of this Agreement is the ichnography of the Leased Rooms, which is used exclusively to confirm the location.)

1.2 The lease term is 1 year and 1 month, commencing from the 28th April 2006 to 27th May 2007.

1.3 The rental is RMB 3.20 Yuan/day/Sq.M, while the Property Management Fee is RMB 1.00 yuan/day/Sq.M. Therefore the total fee for each month (including the property management fee) is RMB 195,048.00 Yuan. Every month is calculated as 30 days in this agreement. The rental and property management fee shall be paid monthly and prepaid every month, that means the lessee shall pay the rental and property management fee within 10 days before each payment period (payment period is from the 28th of one month to the 27th of next month) in RMB. The aforesaid fee will not be regarded as made unless lessor has received the payment. The lessee shall pay the lessor a delay fee, equal to two per ten thousand of the total due payment per day, if the lessee fails to make the payment according to payment period under this Agreement.

1.4 The lessor is entitled to adjust the rental and property management fee in the event that the lease term is more than 2 years.

1.5 The lessee shall give three months' rental and property management fee to the lessor as the guaranty for the performance of this Agreement (hereinafter referred to as "deposit"), which amounts to RMB 585,144.00 Yuan, in words: five hundred eighty five thousand one hundred and forty four).

1.6 The lessee may terminate this Agreement by written notice to the lessor, in the case that the lessor fails to deliver the Leased Rooms to the lessee within 2 months from the commencing date of lease term not due to any fault or negligence committed by the lessor.


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     Under such circumstances, the lessor shall return the deposit, rental and property management fee, which have been collected, to the lessee (without charging any interest of the aforesaid fees).

1.7 The lessor is entitled to deduct the deposit in compensating lessor's losses and the delayed payment in case that the lessee violates the Agreement (including delaying the payment of rental, property management fee, compensating lessor's damages due to lessee's failure in performance of the agreement). When the amount of the deposit kept by the lessor is less than the amount prescribed herein in clause 5 after the deduction of rental therefrom, the lessee shall replenish it within five business days after receipt of a written notice from the lessor. Otherwise, the lessor has the right to take such measures as cutting telephone lines or power until the agreement is terminated. The lessee shall compensate lessor's economic losses resulted from deposit deficiency.

1.8 In case the lessee fully performs this Agreement, the lessor shall return whole deposit (without interest) to lessee within 30 days from the day when this agreement is expired, and the lessee returns the Leased Rooms and pays up relevant fees to lessor.

1.9 Without the permission of the lessor, the lessee cannot assign the right of claim for the return of the deposit to any third party or use it as a guaranty for lessor's debt.

Article 2 Termination by the lessee during the valid period of this Agreement

     With written notice to the lessor and paying the whole deposit, this Agreement can be terminated by the lessee during the valid period.

Article 3 The Equipment and Reconstruction of the Leased Rooms

3.1  The lessor shall furnish the rooms with the following equipment:

     1. central air-conditioner, ceiling(including intake, automatic smoke sensor, gushing machine, daylight lamp and head lamp, etc)

     2. 220v electrical plug, communication circuitry, antenna plug for satellite TV.

3.2 In needs of making any fitments or reconstruction of the Leased Rooms, the lessee shall provide the lessor with blueprint and scheme of the fitments and reconstruction as well as the information on the construction enterprise and its personnel in advance. The construction enterprise is obligated to pay management fee, which is RMB 6.55 Yuan per construction square meters to the lessor. The construction can be commenced, provided that the payment of construction guaranty fee and management fee is paid by the construction enterprise. The lessor shall refund the construction guaranty fee to the construction enterprise, in case that, through lessor's checking and accepting, the lessor confirms the construction is completed based on the blueprint and scheme approved by the


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     lessor and no damages has been made to equipment or facilities of the
     Leased Rooms. The lessee shall bear the taxes for any additional fitments and equipment, regardless the account name on the bill or what kind of tax item shown on the bill.

3.3 In case that the lessee rents the beeline telephone number (the account is opened under the name of the lessor in the telecom company) from the lessor, who will bear the telephone fee instead of the lessee, the lessee shall pay RMB 5000Yuan/each line (in words: RMB FIVE THOUSAND Yuan each line) as deposit for the telephone fee and RMB 300 Yuan /Year/Line (in words:RMB THREE HUNDRED YUAN every year for each line) as circuitry maintenance fee. After paying the deposit for telephone fee and circuitry maintenance fee, the lessee may choose telephone number and the lessor is responsible for installing the telephone. The lessee shall pay each month's telephone bill within 7 days after receiving the notice from the lessor. The lessor shall refund the deposit of telephone fee without interest to lessee when the Agreement is expired; In case that the lessee brings the beeline telephone number itself or open an account under the name of itself in the telecom company, it shall pay the following fees in lump sum: circuitry occupation fee of RMB 200Yuan/each line (in words: RMB TWO HUNDRED YUAN each line), transfer fee of RMB 5 Yuan/each line (in words:
     RMB FIVE each line) and annual circuitry maintenance fee of RMB 100Yuan/each line (in words: RMB ONE HUNDRED Yuan each line). The lessor shall assist lessee in installing the telephone.

Article 4. Renewal

After the expiry of the lease, the lessee has the right of priority to extend the term of the agreement under the same conditions, provided that the lessee notifies the lessor in writing three months before the expiry of the agreement. The terms and conditions of renewal shall be negotiated by both parties (the range for the adjustments of the price shall be made according to the increase or decrease of the real estate index and the general leasing price of the whole building). If the lessee does not notify lessor in the aforesaid period, it will be regarded that lessee will not renew the lease of the Leased Rooms and shall move out of the Leased Rooms before the termination date of the Agreement.

Article 5. The Return of the Leased Rooms

5.1 After the expiry of the agreement, the lessee shall return the Lease Rooms according to the time notified by the lessor. If the Leased Rooms cannot be returned on time for the reason on the part of the lessee and there is a new lessee, the lessor is entitled to request the lessee to leave the Leased Rooms in 3 days and deduct part of or entire deposit in compensating lessor's losses suffered from lessee's delay in returning the Lease Rooms. In case the deposit is not sufficient for compensating lessor's losses, the lessor is entitled to claiming for the insufficient part. If the Leased Rooms have not been rented to other lessees, it will be deemed by the lessor that the lessee will renew the lease of the Leased Rooms. In such circumstances, the lessee shall renew the lease of the Leased Rooms. If lessee refuses to renew the lease, the lessor will have the right to request the lessee to


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     move out of the Lease Rooms and deduct part of or entire deposit in compensating lessor's losses suffered from lessee's delay in moving out.

5.2 When the lessee return the Lease Rooms after expiration of the lease, the Leased Rooms shall be in good status(excluding reasonable wear and tear);the lessor has right to deduct the deposit to compensate corresponding reasonable losses when it finds that the rooms and equipment are damaged due to the reason on part of the lessee. In case the deposit is not sufficient enough to compensate lessor's losses, the lessee shall replenish the margin in case that the deposit is insufficient for the losses within 3 days after receiving lessor's written notice.

5.3 As to accession made by the lessee to the Leased Rooms (shall be approved by the lessor), the lessor is not supposed to request the lessee to restore the rooms to the original conditions. The lessor shall not pay the expenses back for the accession even if the lessee does not make the restoration.

Article 6. The Obligations of the Lessee

The lessee agrees to abide by the following provisions:

6.1 The lessee shall abide by all the rules and regulations stipulated by the lessor for its authorized agent. The detail content is in Appendix two "Client Handbook". The lessee shall strictly abide by the rules and regulations and can not reject without reasonable causes if lessor notifies lessee of all reasonable changes it made on the rules and regulations (adding or reducing clauses or revising). If inconsistency occurs between the Client Handbook and this Agreement as well as other appendixes, the concluded Agreement and appendixes shall prevail.

6.2 The lessee shall not or allow others to take any actions, which will make the insurance of the Lease Rooms and the building invalid or possibly invalid, or result in increase of the insurance premium. Otherwise, the lessee shall bear the corresponding increase of the insurance premium and other related expenses for repurchase of the insurance by the lessor due to lessee's violation of this clause. The lessee shall pay the aforesaid fees according to the period asked by lessor after the occurrence of lessee's violation.

6.3  The lessee shall not take the following activities

     1.   To utilize the Leased Rooms in illegal activities.

     2. To assign the rights of lessee under the agreement to others or use it as security.

     3. To lease part of or entire Leased Rooms to others or let others use the Leased Rooms.


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     4.   To use the Leased Rooms with a third party (not including affiliated enterprises of the lessee, which means the parent company, subsidiary, branch company of the lessee or the company which shares the common investment party and legal representative with the lessee) or show other's name as the lessee of the Leased Rooms.

     5. To transfer the ownerships of the ornaments, equipment and articles in the Leased Rooms to any third party or use them as security.

6.4 The lessor shall take charge of the security during the lease term and be responsible for theft or damages of the articles in the Leased Rooms. In case of fire, the lessee shall make compensation to lessor if the fire is caused due to lessee's reason.

Article 7 The Obligations of the Lessor

The lessor agrees to abide by the following provisions:

7.1 The lessor shall guaranty the public facilities (including illumination, air-conditioner, automatic smoke sensor, sprinkle, W.C and elevator, etc) are in good status. The repair shall be made in time after trouble report is received from the lessee.

7.2 Implementing twenty-four hours' security measures to ensure the security of the mansion.

7.3 The lessor shall bear the corresponding losses suffered by the lessee due to quality problems of the Leased Rooms (excluding the matters stipulated in article 9 of this Agreement and the losses incurred due to the quality resulting from lessee's reconstruction).

Article 8 Damages and Breaching Liabilities

8.1 The lessee shall compensate the lessor for losses due to intentional actions or negligence of lessee or its agents, and employees in the performance of their duties. On the contrary, the lessor shall compensate lessee for losses due to intentional actions or negligence of lessor or its agents and employees in the performance of their duties.

8.2 If the lessee breaches the agreement as well as any of the appendixes and supplementary agreement and fails to make the rectification within 7 days from receiving lessor's written notice, the agreement is automatically terminated wihin 14 days after the written notice is issued. The lessee shall leave the house within 5 days from the issuance of the written notice after the agreement is automatically terminated; at the same time, the lessor is entitled to claim for damages with the amount of three months' renting fees and management fees; the lessee also agrees to bear losses and expenses incured. The lessor shall deduct the guaranty money for the compensation if the amount of the guaranty money the lessee has paid is the same as the damages. Otherwise, the lessee is obligated to


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     make up any shortfall. The measures prescribed here are not the sole measures and the lessor is entitled to take other measures in case of the breach.

Article 9 Exemption from Liabilities

The lessor is exempted from liabilities in the following cases:

1. The temporary cease for the utilization of the public establishments for the necessary maintenance of the building and not due to the reason of the lessor.

2. The losses the lessee suffers is incurred in the event of the earthquake, typhoon and other events which belongs to Force Majeure.

3. The lessee suffers the losses due to the reason of other lessees or the third parties (but the lessor is responsible to assist the lessee for reimbursement from the infringers).

Article 10 Abandonment of the Rights

The abandonment of any right stipulated by the agreement shall be based on the written signature of the lessor. The facts that the rental or other items the lessee paid are insufficient to the amounts stipulated by the agreement, or with the consent of the lessor, do not have any influence on the right of the lessor to claim for the arrearage and the rights to take other measures according to the agreement or laws and regulations.

Article 11 The Service of the Notice

All the notices required by the agreement shall be made in written form. The invoices, bill of documents and other notices issued by the lessor to the lessee shall be marked with the lessee as addressee. The written notice is regarded as having served if it is delivered to the leased rooms, sent by the registered mail or delivered to the address of the lessee in Beijing. The notice issued by the lessee to the lessor will be regarded as having served if it is delivered to the following address and accepted with signature: Beijing GaoLing Real Estate Development Co. Ltd, No. 168, Xi Zhi Men Wai Avenue, Hai Dian District, Beijing, China

Article 12 Disputes

The agreement shall be governed and interpreted by the law of PRC. Any party may file the action to the people's court in the jurisdiction if the lessor and lessee cannot settle the disputes which arise from the agreement with negotiation.

Article 13 Business License and Language

The lessee shall produce business license and the authorization letter for the authorized representative to sign the agreement on behalf of the lessee. The copy of the duplicate of the


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business license and the original authorization letter will be attached to the agreement. As an important part of the agreement, the appendix will be effected at the same time and have the same legal effect with the agreement.

The agreement and its appendix shall be written in Chinese or English with the same legal effect. The agreement has two original copies while the lessor and lessee will hold one of them.

Article 14 Supplementary Agreement

The parties of the agreement can conclude supplementary agreement through negotiation on other related matters. The supplementary agreement with the same legal effect of the agreement will be annexed to the agreement as an important part of the agreement.

The agreement shall become effective from the date of the affixation with their common seals as well as the guaranty is fully paid.

Appendix One: Ichnography of the Leased Rooms
Appendix Two: <Clients Handbook>
Appendix Three: Supplementary Agreement


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(Signature Page)

LESSOR:    BEIJING GAOLING ESTATE DEVELOPMENT CO. LTD
ADDRESS:   NO. 168, XI ZHI MEN WAI AVENUE, HAI DIAN DISTRICT, BEIJING, CHINA
POST CODE: 100044

LEGAL REPRESENTATIVE (SIGNATURE): SUN JIANGHAI

TEL: 8838.3388
ACCOUNTING BANK: __________________________________
ACCOUNT NO.: ______________________________________
DATE: 2006-4-16

LESSEE: BEIJING AIRINBOX INFORMATION TECHNOLOGIES CO., LTD.
ADDRESS: __________________________________________
POST CODE: ________________________________________

LEGAL REPRESENTATIVE (SIGNATURE): WANG GUIJUN

TEL: ______________________________________________
ACCOUNTING BANK: __________________________________
ACCOUNT NO.: ______________________________________
DATE: 2006-4-16


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THE SUPPLEMENTARY AGREEMENT NO. 1 FOR <THE LEASE AGREEMENT > NO. TD0196
LESSOR: BEIJING GAO LING ESTATE DEVELOPMENT CO. LTD
LESSEE: BEIJING KONGZHONG XINSHI INFORMATION TECHNOLOGY CO. LTD

The lessor and lessee reach the following supplementary agreement as to < the Lease Agreement > . No. TD 0196(hereafter simplified as <the Agreement>):

1. Free Leasing Period: 60 days commencing from April 28th 2006 to July 27th 2006. During the free leasing period, the lessee shall only pay RMB 1.00 Yuan/day/Sq.M. as the management fee and other related fees. If <the Agreement >is terminated before the expiration, the free period after the termination date will not come into effect any more and the lessor shall not make compensation to the lessee. The lessee shall make up for all the renting fee according to the stipulated rental of <the Agreement> if <the Agreement> is terminated by the lessee before the expiration of the renting term.

2. The item 6 of article 1 in <the Agreement> shall be revised that "The lessee may terminate this Agreement by written notice to the lessor, in the case that the lessor fails to deliver the Leased Rooms to the lessee within one month from the commencing date of the lease term. Under such circumstances, the lessor shall return the deposit, rental and property management fee, which have been collected, to the lessee. (without charging any interest of the aforesaid fees) The lessor pay a compensate, which is 20% of collected deposit, rental and property management fee."

3. The item 8 of article 1 of <the Agreement> shall be revised that "In case the lessee fully performs this Agreement, the lessor shall return whole deposit (without interest) to lessee within 30 days from the day when this agreement is expired, the lessee returns the Leased Rooms and pays up relevant fees to lessor. The lessor shall pay a delay fee to lessee, equal to two per ten thousand per day, provided that lessor fails to return the deposit on time."

4. The article 2 of <the Agreement> shall be revised that "The lessee shall give written notice to the lessor in case that lessee terminates the Agreement."

5. The lessee shall produce blueprint in advance to the lessor and get the consent from the lessor and the fire control department for carrying out the construction if the lessee plans to make secondary fitments and reconstructions to the Leased Rooms. The lessee should not tie up the fire control channels and alter the fire control subarea of the Leased Rooms. The modification for the liquid, ventilation and fire control system shall be carried out by the construction company appointed by the lessor, while related expenses shall be borne by the lessee.. The fitments and modification to the common area of the building should be restored to the original status at the time of its leave . All the expenses should be borne by the lessee.

6. During the lease term the lessor shall provide lessee with 2 parking places in the second underground parking area in the Tenda Building without charging any fee. The term of free use the parking place shall be adjusted according to the term of <the Agreement>, provided


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     that there is any change with the term of <the Agreement>. If the term of
     <the Agreement> is expired or terminated before expiration, the lessor will not provide the aforesaid free parking place and relevant services to the lessee.

7. The supplementary agreement is the supplements and alteration for <the Agreement> and has the same legal effect with <the Agreement> . This agreement will prevail as to any conflict between the supplementary agreement and <the Agreement> . Others will be executed by <the Agreement>.

8. The agreement has two original copies while the lessor and lessee will hold one of them. The agreement is effective on the date of the subscription.

LESSOR: BEIJING GAO LING ESTATE DEVELOPMENT CO. LTD


LEGAL REPRESENTATIVE OR CONSIGNER (SIGNATURE): SUN JIANGHAI
DATE: 2006-4-16


LESSEE: ___________________________________________


LEGAL REPRESENTATIVE OR CONSIGNER (SIGNATURE): WANG GUIJUN
DATE: 2006-4-14


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